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                                                                      EXHIBIT 20


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FIFTH THIRD BANK AUTO RECEIVABLES TRUST 1996-A
Monthly Statement to Certificateholders
Servicer:  Fifth Third Bank
Trustee:   Harris Trust and Savings Bank

                                                Collection Period:               1-Jul-99           31-Jul-99
                                                Distribution Date:              16-Aug-99

                                                                                                 Per $1,000 of
                                                                                                    Original
Statement for Class A and Class B Certificateholders Pursuant                                   Class A/Class B
  to Section 4.7 of the Pooling and Servicing Agreement                                       Certificate Amount
                                                                                              ------------------
(i)   Principal Distribution
         Class A Certificate Amount                                        $ 3,505,258.51        $8.98769676
         Class B Certificate Amount                                        $   165,169.25        $8.98733540

(ii)  Interest Distribution
         Class A Certificate Amount                                        $   170,678.73        $0.43763068
         Class B Certificate Amount                                        $     8,240.94        $0.44841332

(iii) Servicing Fee                                                        $    28,826.61        $0.07058697

(iv)  Class A Certificate Balance (after principal distributions)          $29,529,334.66
         Class A Pool Factor (after principal distributions)                    0.0757150
         Class B Certificate Balance (after principal distributions)       $ 1,392,173.59
         Class B Pool Factor (after principal distributions)                    0.0757522

(v)   Total Pool Balance (end of Collection Period)                        $30,921,508.25

                                                                           Current Period          Cumulative
                                                                           --------------        --------------
(vi)   Defaulted Receivables                                               $   118,713.93        $14,342,193.96
       Liquidation Proceeds                                                    219,919.56          8,709,096.13
                                                                           ==============        ==============
       Aggregate Net Losses                                                $  (101,205.63)       $ 5,633,097.83
                                                                           ==============        ==============

(vii)  Aggregate Principal Balance of Receivables
         Repurchased by Seller or Servicer:
           Principal Portion                                               $           --
           Interest Portion                                                $           --

(viii) Class A Interest Carryover Shortfall                                $           --
       Class B Interest Carryover Shortfall                                $           --
       Class A Principal Carryover Shortfall                               $           --
       Class B Principal Carryover Shortfall                               $           --

(ix) Reserve Account Balance (after giving effect to payments made
           on the Distribution Date)                                       $ 6,125,764.72

(x) Specified Reserve Account Balance (after giving effect to payments
           made on the Distribution Date)                                  $ 6,125,764.72

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